Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 24, 2025
Registration Statement Nos. 333-281727 and 333-281727-02

**FULL PX DETAILS* Toyota Auto Receivables 2025-B Owner Trust

Joint Bookrunners: Barclays (str), BMO, J.P. Morgan, Mizuho and US Bancorp
Co-Managers: Anz Securities

PRICED - TOE: 11:25 AM ET

-Capital Structure-
	TOTAL	OFFERED
CLS	SIZE($MM)	SIZE($MM)*	WAL	S&P/Fitch**	BNCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	425.600	404.320	0.21	A-1+/F1+	I-CRV	+15	4.452%	4.452%	100.00000%
A-2A	509.726	484.230	1.07	AAA/AAA	I-CRV	+54	4.506%	4.46%	99.99573%
A-2B	189.474	180.000	1.07	AAA/AAA	SOFR30A	+54			100.00000%
A-3	623.200	592.040	2.47	AAA/AAA	I-CRV	+57	4.382%	4.34%	99.99427%
A-4	104.500	99.275	3.72	AAA/AAA	I-CRV	+67	4.535%	4.49%	99.99082%
B	47.500				**RETAINED**
** Expected ratings

Transaction Details:

* Ticker: TAOT 2025-B
* Offered Size: $1.76bn
* Format: Public/SEC Registered
* Pricing speed: 1.30% ABS to 5% Call
* Expected Ratings: S&P/Fitch
* ERISA Eligible: Yes
* US RR Eligible: Yes
* EU/UK RR Eligible: No
* Min denoms: $1k x $1k
* Expected Settlement: April 30, 2025
* First Payment Date: May 15, 2025
* Bill and Deliver: Barclays

Available Information:

* Preliminary Prospectus (Attached)

* Intex CDI File (Attached)
Intex Dealname: bcgtaot25b_mkt_upsize
Password: 449V

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. by calling 1-888-603-5847.